As filed with the Securities and Exchange Commission on August 26, 2024

Registration No. 333-181345

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COCA-COLA CONSOLIDATED, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-0950585
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4100 Coca-Cola Plaza Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)

Coca-Cola Consolidated, Inc.

Amended and Restated Long-Term Performance Plan

(Full title of the plan)

E. Beauregarde Fisher III, Esq.

Executive Vice President, General Counsel and Secretary

Coca-Cola Consolidated, Inc.

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

(Name and address of agent for service)

(980) 392-8298

(Telephone number, including area code, of agent for service)

Copies to:

Daniel L. Johnson, Jr., Esq.

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

(704) 331-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 11, 2012, the registrant filed a registration statement on Form S-8 (Registration No. 333-181345) (the “Registration Statement”) registering 250,000 shares of its Common Stock, par value $1.00 per share (“Common Stock”), to be issued to participants under the Coca-Cola Consolidated, Inc. Amended and Restated Long-Term Performance Plan (formerly known as the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan) (the “Plan”). The registrant’s authority to issue shares of Common Stock in settlement of awards made under the Plan has expired and no shares of Common Stock were issued under the Plan. Accordingly, the registrant is filing this Post-Effective Amendment No. 1 in order to deregister all 250,000 shares of Common Stock registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 26th day of August, 2024.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ F. Scott Anthony
F. Scott Anthony
Executive Vice President and Chief Financial Officer

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